Exhibit 99.1

CohBar Announces Pricing of $15.0 Million Public Offering of Common Stock and Warrants

MENLO PARK, Calif., August 26, 2020 – CohBar, Inc. (NASDAQ: CWBR) (the “Company”), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today announced the pricing of an underwritten public offering of 12,300,000 units at a price to the public of $1.22 per unit. Each unit consists of one share of the Company’s common stock and one warrant to purchase 0.75 of a share of common stock at a per share exercise price of $1.44. Each warrant will be exercisable for five years from the closing date of the offering. The aggregate gross proceeds from this offering are expected to be approximately $15.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering is expected to close on or about August 28, 2020, subject to customary closing conditions. The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,845,000 shares of common stock and/or warrants to purchase up to an additional 1,383,750 shares of common stock.

Roth Capital Partners is acting as sole book-running manager for the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC, and WBB Securities are acting as co-managers.

CohBar intends to use the net proceeds from the offering, together with its existing cash resources, for general corporate purposes, which may include funding preclinical and clinical development of its peptides, increasing working capital, operating expenses and capital expenditures.

The securities will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC) on November 22, 2017. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring peptide sequences within the mitochondrial genome, some of which have been shown to have the potential to regulate key processes in multiple systems and organs in the body. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases because of the underlying impact of mitochondrial dysfunction. The company’s lead compound, CB4211, is in the Phase 1b stage of a Phase 1a/1b clinical trial for NASH and obesity. In addition, CohBar currently has four preclinical programs: CB5138 Analogs for fibrotic diseases, CB5064 Analogs for COVID-19 associated ARDS and type 2 diabetes, MBT5 Analogs for CXCR4-related cancer and orphan diseases, and MBT3 Analogs for cancer immunotherapy.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CohBar’s expectations regarding the completion, timing and size of the proposed offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not CohBar will be able to raise capital through the sale of its securities, the final terms of the proposed offering, market and other conditions, and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that CohBar will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the proposed public offering, CohBar and its business can be found under the heading “Risk Factors” in CohBar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and other filings with the SEC, and in the preliminary prospectus supplement related to the proposed public offering to be filed with the SEC on or about the date hereof. Except as otherwise required by law, CohBar does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
jordyn.tarazi@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com